As filed with the Securities and Exchange Commission on June 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medigus Ltd.

(Exact Name of Registrant as Specified in its Charter)

State of Israel	3841	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Oded Yatzkan

7A Industrial Park, P.O. Box 3030

Omer, 8496500, Israel

Tel: +972-72-260-2200

Fax: +972-72-260-2237

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Medigus USA LLC

140 Town & Country Dr., Suite C

Danville, CA 94526, USA

Tel: +1 925-217-4677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shachar Hadar Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972-3-610-3100	Oded Har-Even, Esq. Robert V. Condon, III, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212-660-5000	Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Ave. New York, NY 10173 Tel: 212-547-5400	Zvi Gabbay Barnea & Co. Electra City Tower 58 HaRakevet St. Tel Aviv 6777016, Israel Tel: +972-3-640-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee(3)
Ordinary shares, par value NIS 0.10 per share represented by American Depositary Shares(1)	$		$
Warrants to purchase American Depositary Shares
Ordinary shares underlying the American Depositary Shares issuable upon exercise of warrants
Placement agent warrants to purchase American Depositary Shares(4)
Ordinary shares underlying the American Depositary Shares issuable upon exercise of placement agent warrants(5)
Total		$7,500,000		$934

(1)	The ordinary shares registered hereby may be represented by American depositary shares (ADSs). ADSs evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-203937). Each ADS represents fifty ordinary shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(4)	No separate fee is required pursuant to Rule 457(g) of the Securities Act.

(5)	Represents warrants to purchase a number of ADSs equal to 7% of the ADSs sold in this offering at an exercise price equal to 125% of the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 13, 2018

Preliminary Prospectus

Up to             American Depositary Shares Representing                Ordinary Shares

Warrants to Purchase up to                      American Depositary Shares

We are offering up to                 American Depositary Shares, or ADSs, and warrants to purchase ADSs, or warrants, at an offering price of $          per ADS and $     per warrant, pursuant to this prospectus on a best efforts basis. The public offering price per ADS and warrant will be determined between us and the investors, in consultation with the placement agent at the time of pricing based on the trading of our ADSs prior to the offering, among other things, and may be at a discount to the current market price. The ADSs and warrants will be issued separately but will be purchased together in this offering. Each warrant will have a per ADS exercise price of % of the per ADS public offering price, will be exercisable immediately and will expire            years from the date of issuance. Each ADS represents fifty ordinary shares, par value NIS 0.10 per share We refer to the ADSs, the warrants and the ADSs issued or issuable upon exercise of the warrants being offered hereby, collectively, as the securities.

Our ADSs trade on The Nasdaq Capital Market, or Nasdaq, under the symbol “MDGS.” On June 12, 2018, the last reported sale price of our ADSs on Nasdaq was $1.27 per ADS. Our ordinary shares trade on the Tel Aviv Stock Exchange Ltd., or TASE, under the symbol “MDGS.” On June 12, 2018, the last reported sale price of our ordinary shares on the TASE was NIS 0.09, or $0.03 per share (based on the exchange rate reported by the Bank of Israel on such date). There is currently no market for the warrants offered in this offering. The warrants will not be listed for trading on any national securities exchange.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Per Warrant	Total
Public offering price	$	$	$
Placement agent fee(1)	$	$	$
Proceeds to us (before expenses)	$	$	$

(1)       We have also agreed to pay the placement agent a management fee equal to 1.0% of the gross proceeds raised in this offering, a non-accountable expense allowance of $40,000 and reimbursement for legal fees and expenses in the amount of up to $120,000. For a description of the additional compensation to be received by the placement agent, see “Plan of distribution” beginning on page 31 for additional information regarding the placement agent compensation.

We have retained H.C. Wainwright & Co., LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

The placement agent expects to deliver the securities to purchasers in the offering on or about                         , 2018.

H.C. Wainwright & Co.

The date of this Prospectus is                   , 2018

Neither we nor the placement agent has authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus, if any, prepared by us or on our behalf. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus and any free writing prospectus, if any, prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ordinary shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these ordinary shares in any circumstances under which the offer or solicitation is unlawful.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts, and market research, which we believe to be reliable based on our management’s knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

For investors outside of the United States: Neither we nor the placement agent has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the more detailed information appearing in this prospectus or incorporated by reference herein, including “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and the related notes included at the end of this prospectus or incorporated by reference herein, before making an investment in our ordinary shares. All references to “Medigus,” “we,” “us,” “our,” the “Company” and similar designations refer to Medigus Ltd. and our wholly-owned subsidiary Medigus USA LLC. The terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States. Unless derived from our consolidated financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS 3.57 to $1.00, based on the exchange rates reported by the Bank of Israel on June 7, 2018.

Our Company

Overview

We are a medical device company dedicated to the development, manufacturing and marketing of surgical endostaplers and direct vision systems for minimally invasive medical procedures and other commercial uses. Our expertise is in the development, production and marketing of innovative surgical devices with direct visualization capabilities for the treatment of Gastroesophageal Reflux Disease, or GERD, a common ailment, which is predominantly treated by medical therapy (e.g. proton pump inhibitors) or in chronic cases, conventional open or laparoscopic surgery. Our U.S. Food and Drug Administration, or FDA, cleared and CE-marked endosurgical system, known as the Medigus Ultrasonic Surgical Endostapler, or MUSETM (Medigus Ultrasonic Surgical Endostapler) system, enables minimally-invasive and incisionless procedures for the treatment of GERD by reconstruction of the esophageal valve via the mouth and esophagus, eliminating the need for surgery in eligible patients. We believe that this procedure offers a safe, effective and economical alternative to the current modes of GERD treatment for certain GERD patients, and has the ability to provide results which are equivalent to those of standard surgical procedures while reducing pain and trauma, minimizing hospital stays, and delivering economic value to hospitals and payors.

The key elements of the MUSETM system include a single-use endostapler containing several sophisticated innovative technologies such as flexible stapling technology, a miniature camera and ultrasound sensor, as well as a control console offering a video image transmitted from the tip of the endostapler.

In addition to the MUSETM system for the treatment of GERD, we have developed miniaturized video cameras for use in various medical procedures as well as specialized industrial applications.

Prevalence of GERD

GERD is a worldwide disorder, with evidence suggesting an increase in GERD disease prevalence since 1995. The sample size weighted mean for the GERD population in the United States and Europe is 19.8% and 15.2% respectively. In the United States alone, over 49 million adults are affected by GERD, with over 29 million adults suffering daily from GERD symptoms. Proton pump inhibitors, or PPIs, are a class of effective and generally safe medications to treat GERD, but not everyone who experiences heartburn needs a PPI. Several PPIs have been widely advertised to consumers and heavily promoted by physicians, which has led to an overuse of the drug. PPIs are among the highest selling class of drugs in the U.S. and from April 2014 through March 2015, Nexium, was the fourth most prescribed drug at about 15.3 million prescriptions and seventh in sales at $5.4 billion. This figure does not include sales of other brands of PPIs.

After being swallowed, food descends through the esophagus to the stomach, which contains acids and enzymes intended to digest and break down food. GERD is caused by the defective operation of the lower esophageal sphincter, or LES, a valve which controls the flow of ingested food from the esophagus into the stomach. While eating and between eating periods, a properly operating LES prevents stomach contents from entering the esophagus. Among GERD sufferers, the valve opens spontaneously or is unable to close properly. This results in acidic stomach contents rising into the esophagus, causing irritation, acid reflux and heartburn, as well as other potentially dangerous conditions.

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Beyond painful symptoms, GERD may also increase sufferers’ susceptibility to cancer. Whereas the stomach is lined by the “gastric mucosal barrier” which allows acidic material to be contained harmlessly, the surface of the esophagus consists of flat, thin cells called squamous cells, which are not resistant to acid. Repeated episodes of acid reflux can cause inflammation of the esophagus, a condition called esophagitis. The flat cells lining the esophagus can also undergo genetic changes due to exposure to acid, causing these cells to resemble those found in the stomach lining, a condition known as Barrett’s Esophagus.

Barrett’s Esophagus is a complication of GERD and predisposes patients to esophageal adenocarcinoma, a tumor that has increased in incidence more than sevenfold over the past several decades. Studies have shown that people exhibiting Barrett’s Esophagus have a higher risk of developing cancer of the esophagus. Studies have also shown, that compared to patients not exhibiting GERD symptoms, patients exhibiting weekly symptoms of GERD have a five times higher probability for developing esophageal cancer while patients exhibiting daily symptoms of GERD have a seven times higher probability for developing esophageal cancer. The most common risk factors for cancer in Barrett’s Esophagus patients include chronic GERD, hiatal hernia, advanced age, male sex, white race, cigarette smoking and obesity.

Treatment of GERD

Treatment of GERD involves a stepwise approach. The goals with respect to the treatment of GERD are to control symptoms, to heal esophagitis and to prevent recurrent esophagitis. The treatment is based on lifestyle modification and the control of gastric acid through medical treatment (antacids, PPI’s, H2 blockers or other reflux inhibitors) or antireflux surgery. Mild GERD may be defined as intermittent reflux symptoms that can be managed with lifestyle changes or over-the-counter medications. Moderate to severe GERD represents more chronic symptoms that may require stronger drugs, long term medication or surgical intervention.

Drug Treatment – Proton pump inhibitors (PPI)

For moderate to severe GERD, physicians usually prescribe PPIs. This class of drugs reduces acid production by the stomach, and thereby relieves the patients of their symptoms. Drugs of this class are among the most commonly prescribed medications in the world. There are several brands on the market, and the best known are Prilosec (omeprazole), Prevacid (lansoprazole) and Nexium (esomeprazole). Certain PPI drugs are available over-the-counter in the United States and in other countries, but the over-the-counter dosages may be inadequate to control GERD symptoms except in mild cases.

While PPI drugs effectively reduce the severity and frequency of GERD symptoms, they have a number of drawbacks:

a) In approximately 30% of patients, symptom control is incomplete;

b) The drugs do not treat the disease they only control its manifestations and, therefore, they must be taken for life at a dosage which requires a prescription. Accumulated costs may be substantial; and

c) Long term use is associated with a number of serious adverse effects. In particular, they increase the risk of osteoporosis and fractures of the hip, wrist and spine. The FDA has issued a warning on this effect as well as warnings against other untoward effects on absorption of other essential minerals, which may lead to chronic kidney disease, irregular heartbeat, diarrhea and increased flatulence.

Interventional treatment

The most common operation for GERD is called a surgical fundoplication, a procedure that prevents reflux by wrapping or attaching the upper part of the stomach around the lower esophagus and securing it with sutures. Due to the presence of the wrap or attachment, increasing pressure in the stomach compresses the portion of the esophagus which is wrapped or attached by the stomach, and prevents acidic gastric content from flowing up into the esophagus. Today, the operation is usually performed laparoscopically: instead of a single large incision into the chest or abdomen, four or five smaller incisions are made in the abdomen, and the operator uses a number of specially designed tools to operate under video control.

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The operation does not completely eliminate the use of PPIs, and up to approximately 60% of the patients who undergo this surgery still use some in long term follow up. Nevertheless, the dose is usually lower in the over-the-counter range and the response rate is excellent. Since the majority of patients referred to surgeons are incomplete responders, or require a high dose of PPI, the patients are generally satisfied with the operation, and the overall costs of treatment are lower in the long run.

In spite of clinical outcomes of surgery, relatively few patients undergo surgery. We estimate that large numbers of patients who are candidates for operative treatment are either not referred by their treating physician or decline it. We believe that many patients decline to undergo operations to avoid even minute scarring or violation of the abdominal cavity.

Given the current environment in which the vast majority of GERD sufferers in North America and Europe must choose between long-term pharmaceutical therapy and surgery, leading to what is known in our industry as the “treatment gap,” we believe there is a demand for a minimally-invasive, incision-less procedure which treats the root cause of the disease. We believe that the MUSETM system is positioned to fill this need.

Our system achieves the general physiological result of surgical fundoplication, by inserting the MUSETM endostapler through the mouth and the esophagus, and stapling the top of the stomach to the side of the esophagus. The endostapler contains a video camera and stapling system. Staples have long been used in surgical procedures in place of sutures, and we believe that they are at least as reliable and potentially more durable. Our endostapler uses standard surgical staples.

First line therapy for GERD includes a combination of lifestyle modifications and medical therapy or PPIs. Unfortunately, 25% to 42% of patients with GERD do not respond to an initial 4-8-week treatment of PPI. In those who do respond to therapy, the effectiveness of PPI treatment decreases over time. Anti-reflux surgery controls acid reflux and treats an incompetent lower esophageal sphincter, while also improving patient quality of life in the long term. Thus, PPI therapy and lifestyle modifications are frequently eliminated.

Despite the effectiveness of surgery, it is invasive, requires hospitalization and carries the risk of short and long-term complications, including dysphagia, diarrhea, and gas bloat syndrome. Thus, endoscopic therapies that mimic the mechanism through which surgery works and can reduce surgical morbidity, have gained popularity for the treatment of GERD.

The market for medical devices, including the market for endoscopic therapies, is very broad, with an increasing demand for new, less invasive alternatives to the existing surgical procedures for the treatment of various diseases. This increasing need for minimally-invasive and incision-less treatments, such as endoscopy-based procedures, is also augmented by the increase in the average age of global population. In 2000, the worldwide population of persons aged more than 65 years was an estimated 420 million. During 2000-2030, the worldwide population aged more than 65 years is projected to increase by approximately 550 million to 973 million. This increase in age will potentially lead to increased healthcare costs and may have dramatic consequences for public health and the healthcare financing and delivery systems.

Endoscopy is a minimally invasive method of performing investigative, diagnostic and therapeutic medical procedures, employing an endoscope, which allows real-time visual observation of the patient’s internal organs during the procedure. Endoscopic procedures are most commonly performed through natural orifices, including the mouth, to avoid incisions. Because of the accessibility of the digestive tract through the mouth, the endoscopy field is largely focused on disorders of the gastrointestinal tract such as disorders of the colon, esophagus, stomach and duodenum.

Endoscopes are commonly composed of a flexible tube with a camera installed at its tip. Endoscopes often include “working channels” through which catheters or other endoscopic tools or devices may be inserted directly into the patient’s digestive system. The primary advantage of endoscopy is the elimination of incisions to the patient’s body during a medical procedure. We believe that this is safer, prevents most post-operative pain and facilitates faster recuperation. Patient perception or preference is important as well. The perception of endoscopy procedures as being safer, and less painful than, corresponding surgical procedures may have the effect of minimizing patient fears.

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Endoscopic procedures generally involve less recovery time and patient discomfort than conventional open or laparoscopic surgery. These procedures are also typically performed in the outpatient hospital setting as opposed to an inpatient setting. Typically, outpatient procedures cost the hospital or the insurer less money since there is no overnight stay in the hospital.

Our Solution and Products

The MUSETM system

Our primary product, the MUSETM system for transoral fundoplication, is a single use innovative device for the incisionless treatment of GERD. The MUSETM technology is based on our proprietary platform technology, experience and know-how. While at present substantially all of our revenue is derived from the miniature video camera and related equipment, our strategy is focused on the development and promotion of the MUSETM system, which we therefore refer to as our “primary product.”

Transoral means the procedure is performed through the mouth, rather than through incisions in the abdomen. The MUSETM system for transoral fundoplication was previously known as the SRSTM Endoscopic Stapling System. We rebranded to the MUSETM system following the launch of the most recent generation product. The MUSETM system is used to perform a procedure as an alternative to a surgical fundoplication. The MUSETM system offers an endoscopic, incisionless alternative to surgery. A single surgeon or gastroenterologist can perform the MUSETM procedure transorally, unlike in a laparoscopic fundoplication which requires incisions.

The system consists of the MUSE™ console controller, the MUSETM endostapler and several accessories, including an overtube, irrigation bottle, tubing supplies and staple cartridges. The MUSETM endostapler incorporates a video camera, a flexible surgical stapler and an ultrasonic guidance system that is used to measure the distance between the anvil and the cartridge of the stapler, to ensure their proper alignment and tissue thickness. The device also contains an alignment pin, which is used for initial positioning of the anvil against the cartridge, two anvil screws, which are used to reduce the thickness of the tissue that needs to be stapled and to fix the position of the anvil and the MUSETM endostapler during stapling. The system allows the operator to staple the fundus of the stomach to the esophagus, in two or more locations, typically around the circumference, thereby creating a fundoplication, without any incisions.

The “Indication for Use” in the MUSE™ system’s FDA 510(k) clearance is “for endoscopic placement of surgical staples in the soft tissue of the esophagus and stomach in order to create anterior partial fundoplication for treatment of symptomatic chronic Gastro-Esophageal Reflux Disease in patients who require and respond to pharmacological therapy.” As such, the FDA clearance covers the use by an operator of the MUSETM  endostapler as described in the above paragraph. In addition, in the pivotal study that was presented to the FDA in order to gain clearance, only patients who were currently taking GERD medications, (i.e., pharmacological therapy), were allowed in the study. In addition, all patients had to have a significant decrease in their symptoms when they were taking medication compared to when they were off the medication. As such, the FDA clearance included the indication that MUSETM system is intended for patients who require and respond to pharmacological therapy. The MUSETM system indication does not restrict its use with respect to GERD severity from a regulatory point of view. However, clinicians typically only consider interventional treatment options for moderate to severe GERD. Therefore, it is reasonable to expect the MUSETM System would be primarily used to treat moderate and severe GERD in practice. The system has received 510(k) marketing clearance from the FDA in the United States, as well as a CE mark in Europe and a license from Health Canada. It is also cleared for use in Turkey and in Israel.

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Clinical Studies

The original FDA submission for the MUSETM system included short term (six month) results from a multi-center clinical trial. The trial was conducted in support of the 510(k) marketing clearance submission for the system and pursuant to an FDA-issued Investigational Device Exemption, or IDE.

Enrollment was completed in November 2010. A total of 72 patients were enrolled and 69 were treated with the MUSETM system during the study. A manuscript detailing the results of this study was published in Surgical Endoscopy and is currently available online. Publication in the hardcopy of the journal was in the January 2015 issue.

The primary objective of the study was to assess the safety and efficacy of the system is the treatment of subjects with GERD. The primary efficacy endpoint was at least a 50% improvement in the GERD Health Related Quality of Life, or HRQL, scores in 53% of the subjects. GERD HRQL is the standard assessment of how an individual’s well-being may be affected over time by a disease. Secondary efficacy assessments included PPI intake, esophageal acid exposure during a 24-hour period and anatomical changes. The follow-up period was set at six months following each procedure.

The primary endpoint was met in that 73% of subjects exhibited at least a 50% reduction in GERD HRQL at six months. In addition, 85% of subjects reduced their PPI intake by at least 50%, with 65% of subjects eliminating PPI use completely at six months.

FDA marketing clearance for our system was granted in May 2012 following the original FDA submission. Subsequent improvements to the system included improvements to the camera, illumination and alignment mechanisms, the addition of an electronic stapling motor, and condensing two control consoles into a single unit. FDA clearance for the modified system was obtained in June 2015. The modified system has also obtained a CE mark in Europe, a license from Health Canada and was approved for use in Turkey and Israel.

In May 2013, we received a five year follow-up results for a precursor IRB (Institutional Review Board) approved pilot study of the system conducted in 2007 at Deenanath Mangeshkar Hospital and Research Center in the city of Pune, India. The results of this follow-up study were published in the peer review journal Surgical Endoscopy in March 2015. As noted in the journal article, the five-year results are similar to the results obtained from subjects who received-laparoscopic procedures for GERD in the same period. Each year, eleven of the thirteen patients were reached (although not always the same eleven). All thirteen patients had at least a four year follow-up. Throughout the follow up period, GERD-HRQL scores were normal in all but one patient. All patients indicated that they would agree to do the procedure again. Out of the initial thirteen patients, seven (54%) had eliminated their PPI intake and another three (23%) reduced PPI use by 50% or more. It should be emphasized that for this trial patients were selected with GERD severity at a higher than average level (moderate to severe), a fact which may indicate an even greater outcome of the effect of the system in an average GERD level patient population.

In November 2015, a follow-up study conducted in the United States looked at evaluating the long-term clinical outcome of 37 patients who received GERD treatment with the MUSETM system in the multi-center study mentioned above was concluded. Efficacy and safety data were analyzed up to four years post-procedure. No new complications have been reported in such long-term analysis. The proportions of patients who remained off daily PPI were 83.8% (31/37) at six months, and 69.4% (25/36) at 4 years post-procedure. GERD-HRQL scores off PPI were significantly decreased following six months and four years post-procedure. The authors concluded that the MUSETM system appeared to be safe and effective in improving symptom scores as well as reducing PPI use in patients with GERD. These results appeared to be equal to or better than those of the other devices for endoluminal GERD therapy.

In February 2017, we received an approval to start a multi-center MUSETM system clinical study in China after the China Food and Drug Administration, or the CFDA, reviewed the complete submission package. In addition, each study location received approval from their ethics committee, and agreements were put in place. Under Principal Investigator, Yunsheng Yang, Director of Gastroenterology Department Clinical center at 301 Hospital and Chairman of Chinese Society of Gastroenterology, The General Hospital of People’s Liberation Army in Beijing, the clinical study will include approximately 62 patients, will take place at 5 centers across China: The General Hospital of People’s Liberation Army, Renji Hospital of Shanghai, Shanghai General Hospital, Peking University Third Hospital and Navy General Hospital.

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Procedures started in March 2017 and are expected to carry on through 2018. We expect the results to be reported back to the CFDA in 2019 as part of the final CFDA submission for clearance to sell the MUSETM system in China.

In May 2018, we presented updated results from a multi-center, post-marketing surveillance registry study for endoscopic anterior fundoplication. The data collected from this ongoing registry in patients with GERD after endoscopic anterior fundoplasty using the MUSETM system showed consistent improvement of symptoms based on GERD-HRQL index and sustained elimination or reduction of PPI usage.

Miniature Video Cameras

By definition all endoscopes must include vision apparatus to facilitate the operator’s view of the internal organs of the patient. In the past, fiber optics were utilized for this purpose, and have been gradually replaced with electronic video systems offering higher resolution and higher-quality images. We have developed several models of miniaturized digital video cameras and video processing equipment, for use in medical endoscopy products as well as industrial uses. Our cameras range between 3.45mm to 0.99 mm in diameter, and are based on single-use Complementary Metal Oxide Semiconductor, or CMOS, image sensors. In some cases, our cameras are relatively inexpensive, allowing them to be used in single-use devices.

Our miniature cameras are intended for use in medical applications in which it has not yet been feasible to use miniature video cameras, and may be integrated into devices developed by the company, or by third parties who source the camera from us. We expect that the growing demand for single-use medical devices will increase demand for the miniature CMOS cameras in particular, in fields such as gastroenterology, orthopedics, gynecology, ears nose throat, urology, cardio-vascular, and other fields in which diagnostic and surgical procedures may be performed endoscopically. Small-diameter video cameras permit not only smaller camera-based endoscopes which are able to penetrate previously inaccessible organs or visualize them in improved image quality, but also allows for the addition of working channels and other features in the valuable space freed by the reduction in camera size.

Our most advanced camera is a prototype CMOS-based camera measuring only 0.99 mm in diameter transmitting 45,000 pixels in HDMI format, which we believe to be the smallest video camera ever produced. This camera is based on “through-silicon-via” technology whereby the electronics pass vertically through the sensor, permitting smaller diameter devices. This prototype camera will not be commercially available in the foreseeable future.

Other products

We have utilized the MUSETM system technological platform for the development of prototypes for other endoscopy and direct vision products, including a device aiding colonoscopy, a device used in dental surgery and others. To date, we have not yet applied for regulatory approvals for these devices, nor have we entered into agreements for the commercialization of these devices.

Our strategy

Our goal is to generate recurring revenues by driving sales of our MUSETM system and establishing it as the standard-of-care procedure and device for the treatment of moderate to severe GERD. In addition, we seek to leverage our miniature camera technology with further direct product development relationships across medical and industrial markets. We believe that we can achieve the first goal by continuing to accumulate clinical data and promote reimbursement for the MUSETM procedure in the principal markets of North America, Europe and Asia. Regarding miniature camera development, miniature visualization has become part of our day to day lives. Our capabilities for camera integration and product development may include original equipment manufacturing opportunities. Our strategy includes the following key elements:

Driving MUSETM system sales. We intend to continue to focus on commercializing the MUSETM system in key geographies and markets. Our distribution network continues to expand for further commercialization. During 2017 and 2018, we entered into additional European distribution agreements in Spain, Germany, Switzerland, Lichtenstein and Turkey. In the U.S., we intend to look for partners to market the MUSETM at key institutions. In China, we entered into a distribution agreement, which is pending achievement of regulatory clearance for the MUSE™ system. We have successfully completed the technical testing for regulatory approval in China and procedures started in March 2017 and are expected to carry on through 2018. We expect the results to be reported back to the CFDA in 2019 as part of the final CFDA submission for clearance to sell the MUSETM system in China.

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Collaborating and co-developing with established companies. We seek to initiate co-development or licensing collaborations with leading companies which have existing marketing channels or significant marketing power in critical geographies and sales channels for both our MUSETM system and our miniature camera product development.

Out-licensing our products. We may consider plans to issue a license for various endoscopic systems or camera systems, which are based on owned and patent-protected technology which has been developed by us. We continue to work to engage in agreements with companies which produce and market medical devices, to include the production of systems for the foregoing companies which will be integrated by them in the endoscopic systems which they produce or that we will develop or produce for them.

Developing additional visualization products. Additionally, we intend to develop other products which will be based on our miniature camera technology and our ability to integrate therapy with the need for visualization. Products could include a fully integrated, endoscopic platform designed for endoscopic surgical tissue dissection or for endoscopic sleeve gastrectomy. Other opportunities may include leveraging the miniature camera design for orthopedic markets, cardio and peripheral interventional procedures or biliary visualization.

Recent Developments

General Meeting of the Company’s Shareholders

We have scheduled an extraordinary general meeting of our shareholders for July 9, 2018, in order to approve an increase of our authorized share capital by an additional NIS 80,000,000 such that the authorized share capital of the Company following such increase shall be NIS 160,000,000, consisting of 1,600,000,000 ordinary shares, par value NIS 0.10 per share.

In addition, at the general meeting, the shareholders will be requested to approve a reverse split of the Company’s ordinary shares at a ratio of up to 15:1, at a specific date and ratio determined by the Company’s board of directors. The ordinary shares to ADS ratio will be adjusted subsequent to the reverse split as determined by the Company’s board of directors.

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” section beginning on page 13 and other risk factors contained in the documents incorporated by reference herein before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

●	Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

●	We will need additional funding. If we are unable to raise capital, we will be forced to reduce or eliminate our operations.

●	Since the third quarter of 2016 we have been implementing a cost reduction program which may be unsuccessful in its execution, and, even if successful, may lead to undesirable outcomes.

●	We have a history of operating losses and expect to incur additional losses in the future.

7

●	The commercial success of the MUSETM system or any future product, if approved, depends upon the degree of market acceptance by physicians, patients, third-party payers and others in the medical community.

●	Insufficient coverage or reimbursement from medical insurers to users of our products could harm our ability to market and commercialize our current and future product.

●	We depend on the success of a limited portfolio of products for our revenue, which could impair our ability to achieve profitability.

●	We may encounter manufacturing issues during the assembly process of our flagship product.

●	We may encounter failure in the operation of our products, which may adversely harm patients operated by using our products.

●	We have only limited clinical data to support the value of the MUSE™ system, as well as our other products, which may make patients, physicians and hospitals reluctant to accept or purchase our products.

Corporate Information

Our registered office and principal place of business are located at Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel and our telephone number in Israel is + 972 72 260 2200. Our website address is http://www.medigus.com. The information contained on our website or available through our website does not constitute part of this prospectus. Our registered agent in the United States is Medigus USA LLC. The address of Medigus USA LLC is 140 Town & Country Dr., Suite C, Danville, CA 94526, USA.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We may also present financial statements pursuant to International Financial Reporting Standards, or IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority, of certain transactions they may undertake, including with respect to our ordinary shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers (See “Risk Factors — Risks Related to this Offering and the Ownership of the ADSs and Warrants.”) These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

8

The Offering

ADSs offered by us in the offering	ADSs representing ordinary shares.

Warrants offered by us in the offering

warrants to purchase ADSs. Each warrant will have a per ADS exercise price of      % of the per ADS public offering price, will be exercisable upon issuance and will expire in years from the date of issuance.

The ADSs and warrants will be separately issued but will be purchased together in this offering.

Total ordinary shares outstanding immediately before this offering	191,785,784 ordinary shares.

Total ordinary shares outstanding immediately after this offering	ordinary shares or ordinary shares if the warrants offered in this offering are exercised in full.

The ADSs

Each ADS represents fifty ordinary shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York Mellon, as Depositary.

The Depositary will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the Deposit Agreement, among us, The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of ADSs issued thereunder, or the Deposit Agreement, a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by The Bank of New York Mellon with the Securities and Exchange Commission on May 7, 2015.

Subject to compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary in exchange for ordinary shares underlying your ADSs.

The Depositary will charge you fees for such exchanges pursuant to the Deposit Agreement.

You should carefully read the “Description of our American Depositary Shares” section of the accompanying prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Offering Price

The offering price is $        per ADS and $     per warrant. The public offering price per ADS and warrant will be determined between us and the investors, in consultation with the placement agent at the time of pricing based on the trading of our ADSs prior to the offering, among other things, and may be at a discount to the current market price.

Use of proceeds	We currently intend to use the net proceeds from the sale of our securities for general corporate purposes, including marketing, production and research and development related purposes. However, we have no present binding commitments or agreements to enter into any acquisitions. See “Use of Proceeds” for additional information.

9

Risk factors	Before deciding to invest in our securities, you should carefully consider the risks related to our business, the offering and our securities, and our location in Israel. See “Risk Factors” and “Item 3. - Key Information – D. Risk Factors” in our 2017 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our ordinary shares.

Dividend Policy	We have never declared or paid any cash dividends to our shareholders, and we currently do not expect to declare or pay any cash dividends in the foreseeable future. See “Dividend Policy.”

Listing	Our ADSs are listed on Nasdaq under the symbol “MDGS” and our ordinary shares currently trade on the TASE in Israel under the symbol “MDGS.” We do not intend to list the warrants for trading on any national securities exchange.

Depositary	The Bank of New York Mellon.

The number of ordinary shares to be outstanding immediately after the offering as shown above is based on 191,785,784 ordinary shares outstanding as of June 7, 2018. This number does not include, as of such date:

(i)	12,587,800 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.54 per share or $0.15 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 251,756 ADSs at a weighted average exercise price of $7.56 per ADS;

(ii)	143,744,480 ordinary shares issuable upon the exercise of warrants to purchase 2,874,890 ADSs at a weighted exercise price of $5.19 per ADS;

(iii)	ordinary shares issuable upon the exercise of warrants to purchase ADSs be issued to investors in this offering; and

(iv)	ordinary shares issuable upon the exercise of warrants to purchase ADSs to the placement agent in connection with this offering.

Unless otherwise stated, all information in this prospectus (i) assumes no exercise of the outstanding options and warrants and the offered warrants into ordinary shares or ADSs as described above, (ii) is adjusted retroactively to reflect the change in the ratio of ordinary shares per ADS from five deposited ordinary shares per ADS to 50 deposited ordinary shares per ADS effected on March 15, 2017 and (iii) is adjusted retroactively to reflect the 10:1 reverse share split and the change in the ratio of ordinary shares per ADS to five deposited ordinary shares per ADS effected on November 6, 2015.

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Summary Financial Data

The following consolidated statement of operations data for the years ended December 31, 2017, 2016 and 2015 is derived from our audited consolidated financial statements incorporated by reference herein. The consolidated balance sheet data as of March 31, 2018 is derived from our unaudited interim condensed consolidated financial statements as of March 31, 2018 also incorporated by reference herein. These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as set forth by the International Accounting Standard Board. The selected consolidated financial data set forth below should be read in conjunction with and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto and other financial information included elsewhere in this registration statement or incorporated by reference herein.

Until December 31, 2015, our consolidated financial statements were recorded in New Israeli Shekels, which was the Company’s functional and presentation currency as of such date. Effective January 1, 2016, the Company changed its functional currency to U.S. dollar. The December 31, 2015 financial data presented in this prospectus was translated from NIS to USD as follows: (1) all assets and liabilities of the Company were translated using the dollar exchange rate as of December 31 of each year, as applicable; (2) equity items were translated using historical exchange rates at the relevant transaction dates; (3) the consolidated statement of comprehensive loss items has been translated at the average exchange rates for the respective year; and (4) the resulting translation differences have been reported as “currency translation differences” within other comprehensive loss.

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	Audited			Unaudited
	(U.S. Dollars, in thousands, except per share and weighted average shares data)
Consolidated Statements of Loss and Other Comprehensive Loss
Revenues	$624	$549	$467	$114	$67
Cost of revenues:
Products and services	277	176	219	47	38
Inventory impairment	-	-	297	297	45
Gross profit (loss)	347	373	(49)	(230)	(16)
Research and development expenses	4,384	3,655	2,208	475	491
Sales and marketing expenses	2,680	2,125	846	146	262
General and administrative expenses	2,842	3,684	3,005	1,389	383
Operating loss	(9,556)	(9,091)	(6,108)	(2,240)	(1,152)
Profit from changes in fair value of warrants issued to investors	106	25	3,502	197	63
Financing income (expenses), net	(14)	87	54	34	13
Loss before taxes on income	(9,464)	(8,979)	(2,552)	(2,009)	(1,076)
Taxes benefit (Taxes on income)	(68)	(28)	7	(4)	(4)
Loss for the period	$(9,532)	$(9,007)	$(2,545)	$(2,013)	$(1,080)
Other comprehensive loss for the period, net of tax	(211)	-	-	-	-
Total comprehensive loss for the period	$(9,743)	$(9,007)	$(2,545)	$(2,013)	$(1,080)
Basic loss per ordinary share(1)	$(0.34)	$(0.26)	$(0.02)	$(0.04)	$(0.01)
Diluted loss per ordinary share(1)	$(0.34)	$(0.26)	$(0.02)	$(0.04)	$(0.01)
Weighted average number of ordinary shares outstanding used to compute (in thousands) (1):
Basic loss per share	28,415	34,397	125,685	46,537	191,786
Diluted loss per share	28,415	34,397	129,690	46,537	191,786

(1)	Adjusted to reflect 10:1 reverse share split such that every 10 ordinary shares were converted into one ordinary share effected on November 6, 2015, and a change in the ratio of ordinary shares per ADS from five ordinary shares per ADS to 50 ordinary shares per ADS effected on March 15, 2017. The change in the ordinary shares ratio for the ADSs had the same effect as a 1-for-10 reverse stock split of the ADSs.

11

	As of March 31, 2018
	Unaudited
	Actual		As Adjusted(1)
	(U.S. Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,520	$	$
Short-term deposit	3,498
Total assets	5,865
Total non-current liabilities	679
Accumulated deficit	(56,961)
Total shareholders’ equity	4,469

(1)	As adjusted gives further effect to the issuance and sale in this offering of ADSs representing ordinary shares at the assumed public offering price of $ per ADS, the last reported sales price of our ADSs on the Nasdaq on , 2018, and warrants to purchase ADSs representing ordinary shares at the assumed public offering price of $ per warrant, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us.

12

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2017 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in Our Securities and this Offering

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering for general corporate purposes, including marketing, production, and research and development related purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

The offering may not be fully subscribed, and, even if the offering is fully subscribed, we will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

The placement agent in this offering will offer the securities on a “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amount. We will not provide any refund to investors if less than all of the securities are sold. We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

You will experience immediate dilution in book value of any ADSs you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of ADSs in this offering, based on an aggregate public offering price of $      per ADS and $     per warrant and after deducting the placement agent’s fees and offering expenses payable by us, our as adjusted net tangible book value of our ADSs would be approximately $       million, or approximately $       per ADS, as of                     , 2018. If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of our as adjusted net tangible book value of approximately $      per ADS. To the extent outstanding options, warrants or offered warrants are exercised, you will incur further dilution. See “Dilution” on page 22 for a more detailed discussion of the dilution you will incur in connection with this offering.

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ADSs and warrants representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ADSs and ordinary shares to decline.

Pursuant to this offering, we may sell up to             ADSs representing             ordinary shares, or approximately       %, of our outstanding ordinary shares as of June                , 2018. In addition, the investors in this offering will be issued warrants to purchase up to            ADSs representing             ordinary shares, and the placement agents will receive unregistered warrants to purchase up to ADSs representing             ordinary shares. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ADSs and ordinary shares. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of our ADSs and ordinary shares.

Raising additional capital by issuing securities may cause dilution to existing shareholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

We do not know whether a market for the ADSs and ordinary shares will be sustained or what the trading price of the ADSs will be and as a result it may be difficult for you to sell your ADSs or ordinary shares.

Although our ADSs now trade on Nasdaq and our ordinary shares trade on TASE, an active trading market for the ADSs or ordinary shares may not be sustained. It may be difficult for you to sell your ADSs or ordinary shares without depressing the market price for the ADSs or ordinary shares. As a result of these and other factors, you may not be able to sell your ADSs. Further, an inactive market may also impair our ability to raise capital by selling ADSs and ordinary Shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ordinary shares as consideration.

There is no public market for the warrants being offered by us in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the warrants will be limited.

The warrants are speculative in nature.

The warrants offered by us in this offering do not confer any rights of ownership of ordinary shares or ADSs on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire ADSs at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire ADSs and pay an assumed exercise price per share of $     , equal to       % of the per share public offering price of the ADSs, subject to adjustment upon certain events, prior to years from the date of issuance, after which date any unexercised warrants will expire and have no further value.

14

Holders of ADSs may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The Depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended, or the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited ordinary shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the Depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the Depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. In addition, the Depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the Depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the Depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the Deposit Agreement. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders meeting is no less than 21 or 35 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the Depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the Depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their ordinary shares underlying the ADSs. Furthermore, the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their ordinary shares underlying the ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

15

Special Note Regarding Forward-Looking Statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the overall global economic environment;

●	insufficient coverage or reimbursement from medical insurers;

●	the impact of competition and new technologies;

●	general market, political, reimbursement and economic conditions in the countries in which we operate;

●	our ability to continue as a going concern;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	government regulations and approvals;

●	changes in customers’ budgeting priorities;

●	litigation and regulatory proceedings; and

●	our liquidity.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus and other risk factors contained in the documents incorporated by reference herein, for a discussion of these and other risks that relate to our business and investing in our ordinary shares. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

Trademarks, Service Marks and Trade Names

Solely for convenience, some of the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

16

Exchange Rate Information

The following table sets forth information regarding the exchange rates of NIS per U.S. dollar for the periods indicated. Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. dollars
Annual	High	Low	Average	Period End
2017	3.860	3.467	3.599	3.467
2016	3.983	3.746	3.841	3.845
2015	4.053	3.761	3.884	3.902
2014	3.994	3.402	3.577	3.889
2013	3.728	3.471	3.610	3.471

Monthly
June 2018(1)	3.565	3.575	3.568	3.570
May 2018	3.632	3.564	3.592	3.566
April 2018	3.597	3.503	3.538	3.588
March 2018	3.514	3.431	3.468	3.514
February 2018	3.535	3.427	3.494	3.485
January 2018	3.460	3.388	3.423	3.405
December 2017	3.550	3.467	3.504	3.467

(1)	Through June 7, 2018.

On June 7, 2018, the daily representative rate was $1.00 to NIS 3.57, as reported by the Bank of Israel.

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Price Range of our Ordinary Shares

Our ordinary shares have been trading on the TASE under the symbol “MDGS” since February 2006. The following table sets forth, for the periods indicated, the reported high and low sale prices of our ordinary shares on the TASE in NIS and U.S. dollars. U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date for which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS Price Per Ordinary Share*		US$ Price Per Ordinary Share*
	High	Low	High	Low
Annual:

2018 (until June 7, 2018)	0.12	0.08	0.03	0.02
2017	0.70	0.09	0.19	0.03
2016	2.23	0.46	0.58	0.12
2015	2.75	0.25	0.70	0.06
2014	0.67	0.25	0.19	0.06
2013	1.13	0.56	0.30	0.16

Quarterly:

Second Quarter 2018 (until June 7, 2018)	0.12	0.08	0.03	0.02
First Quarter 2018	0.12	0.09	0.03	0.03
Fourth Quarter 2017	0.21	0.09	0.06	0.03
Third Quarter 2017	0.21	0.13	0.06	0.04
Second Quarter 2017	0.26	0.14	0.07	0.04
First Quarter 2017	0.70	0.22	0.19	0.06
Fourth Quarter 2016	1.18	0.46	0.31	0.12
Third Quarter 2016	2.23	0.65	0.58	0.17
Second Quarter 2016	1.42	1.01	0.38	0.26
First Quarter 2016	1.87	1.26	0.48	0.32

Most Recent Six Months:

June 2018 (until June 7, 2018)	0.10	0.09	0.03	0.03
May 2018	0.12	0.08	0.03	0.02
April 2018	0.09	0.08	0.03	0.02
March 2018	0.10	0.09	0.03	0.03
February 2018	0.10	0.09	0.03	0.03
January 2018	0.12	0.09	0.03	0.03
December 2017	12.8	0.09	0.04	0.03

*	price per ordinary share adjusted to reflect the 10:1 reverse share split effected on November 6, 2015.

On June 7, 2018, the last reported sale price of our ordinary shares on the TASE was NIS 0.09 per share, or approximately $0.03 per share (based on the exchange rate reported by the Bank of Israel for such date). On June 7, 2018, the exchange rate of the NIS to the dollar was $1.00 = NIS 3.57, as reported by the Bank of Israel.

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Price Range of our ADSs

Our ADSs commenced trading on the Nasdaq under the symbol “MDGS” on August 5, 2015.

The following table sets forth, for the periods indicated, the reported high and low sale prices of our ADSs on the Nasdaq in U.S. dollars.

	US$ Price Per ADS*
	High	Low
Yearly:

2018 (until June 8, 2018)	2.40	1.08
2017	10.70	1.25
2016	32.50	5.23
2015 (commencing August 5, 2015)	51.70	25.10

Quarterly:

Second Quarter 2018 (until June 8, 2018)	1.77	1.08
First Quarter 2018	2.40	1.12
Fourth Quarter 2017	3.18	1.25
Third Quarter 2017	2.94	1.84
Second Quarter 2017	3.35	2.03
First Quarter 2017	10.70	2.91
Fourth Quarter 2016	17.80	5.23
Third Quarter 2016	32.50	7.63
Second Quarter 2016	19.00	10.10
First Quarter 2016	26.8	15.00

Most Recent Six Months:

June 2018 (until June 8, 2018)	1.38	1.25
May 2018	1.77	1.12
April 2018	1.60	1.08
March 2018	2.40	1.12
February 2018	1.50	1.23
January 2018	1.71	1.32
December 2017	1.73	1.24

*	price per ADS adjusted to reflect retroactively (i) the 10:1 reverse share split and the change in the ratio of ordinary shares per ADS to five deposited ordinary shares per ADS effected on November 6, 2015, and (ii) the change in the ratio of ordinary shares per ADS from five deposited ordinary shares per ADS to 50 deposited ordinary shares per ADS effected on March 15, 2017.

On June 7, 2018, the last reported sale price of our ADS on Nasdaq was $1.25 per share.

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Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $       million, based upon an assumed public offering price of $       per ADS, the last reported sales price of our ADSs on Nasdaq on       , 2018, and $     per warrant, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $      per ADS and $     per warrant, would increase (decrease) the net proceeds we receive from this offering by $      , assuming that the number of ADSs and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent’s fees and estimated offering expenses payable by us.

A 100,000 ADS increase in the number of ADSs and a      warrant increase in the number of warrants offered by us together with a concomitant $0.10 increase in the assumed aggregate public offering price of $      per ADS and $     per warrant would increase the net proceeds we receive from this offering by $      , after deducting estimated placement agent’s fees and estimated offering expenses payable by us. Conversely, a 100,000 ADS decrease in the number of ADSs and a          warrant decrease in the number of warrants offered by us together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $       per ADS and $     per warrant would decrease the net proceeds we receive from this offering by $     , after deducting estimated placement agent’s fees and estimated offering expenses payable by us.

The net proceeds from the sale of our securities will be used for general corporate purposes, including marketing, production and research and development related purposes. However, we have no present binding commitments or agreements to enter into any acquisitions. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

Dividend Policy

We have never declared or paid any cash dividends to our shareholders. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future.

The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation—Israeli Tax Considerations and Government Programs” for additional information.

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Capitalization

The following table sets forth our capitalization as of March 31, 2018, on:

●	an actual basis;

●	on an as adjusted basis, to give further effect to the issuance and sale in this offering of ADSs representing ordinary shares at the assumed public offering price of $ per ADS, the last reported sales price of our ADSs on Nasdaq on , 2018, and warrants to purchase ADSs at a public offering price of $ per warrant, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us.

The financial data in the following table should be read in conjunction with our interim condensed consolidated financial statements as of March 31, 2018, which are incorporated by reference herein.

	As of March 31, 2018
	Unaudited
	Actual	As Adjusted
	(U.S. Dollars, in thousands)
Cash and cash equivalents	$1,520
Total debt(1)	1,396
Shareholders’ equity:
Ordinary shares, par value NIS 0.10 per share: 800,000,000 ordinary shares authorized (actual and as adjusted); 191,785,784 ordinary shares outstanding (actual), ordinary shares outstanding (as adjusted)	5,292
Share premium	55,040
Other reserves	368
Receipts on account of warrants	730
Accumulated deficit	(56,961)
Total shareholders’ equity	4,469
Total capitalization and indebtedness	$5,865

(1)	Includes $0.72 million which are classified as current liabilities.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $      per ADS and $     per warrant, would increase (decrease) the as adjusted amount of each of cash and cash equivalents and total shareholders’ equity by approximately $        , assuming that the number of ADSs and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent’s fees and estimated offering expenses payable by us. A 100,000 ADS increase in the number of ADSs and a warrant increase in the number of warrants offered by us together with a concomitant $0.10 increase in the assumed aggregate public offering price of $      per ADS and $     per warrant would increase our as adjusted cash and cash equivalents by approximately $      after deducting estimated placement agent’s fees and estimated offering expenses payable by us. Conversely, a 100,000 ADS decrease in the number of ADSs and a       warrant decrease in the number of warrants offered by us together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $      per ADS and $     per warrant would decrease our as adjusted cash and cash equivalents by approximately $     after deducting estimated placement agent’s fees and estimated offering expenses payable by us.

The preceding table excludes as of March 31, 2018: (i) 12,665,800 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.58 per share or $0.17 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 253,316 ADSs at a weighted average exercise price of $8.26 per ADS, (ii) 143,744,480 ordinary shares issuable upon the exercise of warrants to purchase 2,874,890 ADSs at a weighted average exercise price of $5.22 per ADS. In addition, the actual column excludes (i) ordinary shares issuable upon the exercise of warrants to purchase ADSs issued to investors in this offering, and (ii) shares issuable upon the exercise of warrants to purchase ADSs issued to the placement agent in connection with this offering.

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Dilution

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per ADS and the as adjusted net tangible book value per ADS after this offering.

Our net tangible book value (deficit) as of March 31, 2018, was approximately $4.5 million, or approximately $1.16 per ADS. Net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our ordinary shares outstanding as of March 31, 2018, and multiplying such amount by fifty (one ADS represents fifty ordinary shares).

After giving effect to the issuance and sale in this offering of         ADSs at an assumed public offering price of $       per ADS, the last reported sales price of our ADSs on Nasdaq on       , 2018, and warrants to purchase       ADSs at a public offering price of $     per warrant, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, our as adjusted net tangible book value on March 31, 2018, would have been approximately $       million, or $       per ADS. This represents an immediate dilution in the as adjusted net tangible book value of $       per ADS to investors purchasing our ADSs and warrants in this offering.

The following table illustrates the immediate dilution to new investors:

Assumed public offering price per ADS	$

Net tangible book value per ADS as of March 31, 2018		1.16

Increase in net tangible book value per ADS attributable to this offering

As adjusted net tangible book value per ADS as of March 31, 2018, after giving effect to this offering

Dilution per ADS to investors purchasing our ADSs and warrants in this offering	$

The preceding table excludes as of March 31, 2018: (i) 12,665,800 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.58 per share or $0.17 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 253,316 ADSs at a weighted average exercise price of $8.26 per ADS, (ii) 143,744,480 ordinary shares issuable upon the exercise of warrants to purchase 2,874,890 ADSs at a weighted average exercise price of $5.22 per ADS, (iii) ordinary shares issuable upon the exercise of warrants to purchase ADSs to be issued to investors in this offering, and (iv) ordinary shares issuable upon the exercise of warrants to purchase ADSs to be issued to the placement agent in connection with this offering.

To the extent outstanding options or warrants or offered warrants are exercised, you will incur further dilution.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $      per ADS and $     per warrant would increase (decrease) our as adjusted net tangible book value per ADS after this offering by $       and the dilution per ADS to new investors by $       , assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs we are offering. A 100,000 ADS increase in the number of ADSs and a        warrant increase in the number of warrants offered by us together with a concomitant $0.10 increase in the assumed aggregate public offering price of $       per ADS and $     per warrant would increase our as adjusted net tangible book value per ADS after this offering by $       and the dilution per ADS to new investors by $       , after deducting estimated placement agent’s fees and estimated offering expenses payable by us. Conversely, a 100,000 ADS decrease in the number of ADSs and a        warrant decrease in the number of warrants offered by us together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $       per ADS and $     per warrant would decrease our as adjusted net tangible book value per ADS after this offering by $       and the dilution per ADS to new investors by $      , after deducting estimated placement agent’s fees and estimated offering expenses payable by us.

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DESCRIPTION OF THE OFFERED SECURITIES

AMERICAN DEPOSITARY SHARES TO BE ISSUED AS PART OF THIS OFFERING

General

The following is a summary description of our ADSs and does not purport to be complete. Each of our ADSs represents fifty ordinary shares (or a right to receive fifty ordinary shares) deposited with the principal Tel Aviv office of either of Bank Hapoalim or Bank Leumi, as custodian for the Bank of New York Mellon as the Depositary. Each ADS also represents any other securities, cash or other property which may be held by the Depositary. The Depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the Depositary confirming their holdings. As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the Depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the Depositary to distribute the NIS only to those ADS holders to whom it is possible to do so. It will hold the NIS it cannot convert for the account of the ADS holders who have not been paid. It will not invest the NIS and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. For more information see “Item 10. – Additional Information – E. Taxation – Israeli Tax Considerations and Government Programs” in our 2017 Annual Report incorporated by reference herein. The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the NIS, you may lose some or all of the value of the distribution.

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Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution (or ADSs representing those shares).

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to ADS holders. If the Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the Depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the Depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

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How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible.

 How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary how to vote the number of deposited shares their ADSs represent. The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they much reach the Depositary by a date set by the Depositary. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The Depositary will try, as far as practical, subject to the laws of Israel, and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Each of our American Depositary Shares, or ADSs, represents 50 of our ordinary shares. The ADSs trade on Nasdaq.

The form of the deposit agreement for the ADSs and the form of American Depositary Receipt (ADR) that represents an ADS as filed as exhibits to the Company’s registration statement on Form F-6 with the SEC on May 7, 2015. Copies of the deposit agreement are available for inspection at the principal office of the Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, and at the principal office of our custodians Bank Hapoalim B.M., 104 Hayarkon Street, Tel Aviv 63432, Israel.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:		For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
	●	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	●	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders
$.05 (or less) per ADS per calendar year	●	Depositary services
Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares
Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
	●	converting foreign currency to U.S. dollars
Taxes and other governmental charges the Depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	●	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	●	As necessary

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The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

● Change the nominal or par value of our ordinary shares

● Reclassify, split up or consolidate any of the deposited securities

● Distribute securities on the shares that are not distributed to you

● Recapitalize, reorganize, merge, liquidate, sell all or

substantially all of our assets, or take any similar action

The cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the Depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

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How may the deposit agreement be terminated?

The Depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the Depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the Depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.

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Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the Depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The Depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and (3) the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company, or DTC. DRS is the system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

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In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder communications; inspection of register of holders of ADSs

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

WARRANTS TO BE ISSUED AS PART OF THIS OFFERING

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the warrant which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant agreement.

We are offering up to         warrants to purchase ADSs at an offering price of $     per warrant, pursuant to this prospectus. Each warrant will have a per ADS exercise price of    % of the per ADS public offering price.

Exercisability

The warrants are exercisable immediately upon issuance and at any time up to the date that is        years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us and the warrant agent a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder will not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Cashless Exercise

In the event that a registration statement covering the ADSs underlying the warrants is not effective, and an exemption from registration is not available for the resale of ADSs underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of up to $0.05 per ADS, as well as other applicable charges and taxes, are due and payable by the holder upon any cashless exercise.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of the warrants is equal to % of the per ADS public offering price and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable by the holder upon exercise.

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Fundamental Transaction

If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding ordinary shares, each, a “Fundamental Transaction,” then upon any subsequent exercise of warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of those warrants, and any additional consideration payable as part of the Fundamental Transaction.

Transferability

Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to the warrant agent, together with the appropriate instruments of transfer.

Listing

The warrants will be issued in physical form. We do not plan on applying to list the warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the warrant agreement or by virtue of such holder’s ownership of ADSs or ordinary shares, the holder of warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights, until the holder exercises the warrants.

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Plan of DISTRIBUTION

Pursuant to an engagement agreement, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our securities pursuant to this prospectus on a reasonable best efforts basis. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent may engage sub-agents or selected dealers to assist with the offering.

Only certain institutional investors purchasing the securities offered hereby will execute a securities purchase agreement with us, providing such investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors who will not execute a securities purchase agreement in connection with the purchase of the securities offered pursuant to this prospectus. Therefore, those investors shall rely solely on this prospectus in connection with the purchase of securities in the offering.

The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

The securities purchase agreement we entered with the investors provides that the obligations of the investors of the securities are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and receipt of customary legal opinions, letters and certificates. We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about               , 2018.

Upon closing, we will deliver to each investor delivering funds (i) the number of ADSs purchased by such investor through the facilities of The Bank of New York Mellon and (ii) warrants issued in physical form.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by the placement agent and any profit realized by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Commissions and Expenses

We have agreed to pay the placement agent a total cash fee equal to 7% of the gross proceeds of this offering, except with respect to cash consideration paid to us in this offering by certain existing shareholders, in which case we will pay the placement agent a cash fee equal to 4% of the gross proceeds received from such investors. We will also pay the placement agent a management fee equal to 1% of the gross proceeds of this offering, a reimbursement for non-accountable expenses of $40,000 and a reimbursement for the placement agent’s legal fees and expenses in the amount of up to $120,000. This fee will be distributed among the placement agent and any selected-dealers that it has retained to act on their behalf in connection with this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees and expenses, will be approximately $          .

We have paid an advance of $25,000 to the placement agent, which will be applied against accountable expenses that will be paid by us to the placement agent in connection with this offering, which advance will be refunded to us to the extent not actually incurred by the underwriter in the event this offering is terminated.

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Placement Agent Warrants

In addition, we have agreed to issue to the placement agent warrants to purchase up to                 ADSs (which represents 7% of the aggregate number of ADSs sold in this offering) at an exercise price of $          per ADS (representing 125% of the exercise price of a warrant sold in this offering). The placement agent warrants will otherwise have substantially the same terms as the warrants being sold to the investors in this offering. Pursuant to FINRA Rule 5110(g), the placement agent warrants and any ordinary shares issued upon exercise of the placement agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Right of First Refusal

We have also agreed to give the placement agent, subject to the completion of this offering, a twelve-month right of first refusal to act as our sole underwriter or placement agent for any further capital raising transactions undertaken by us and a twelve-month tail fee equal to the cash and warrant compensation in this offering, if any investor who was contacted by the placement agent provides us with further capital during such twelve-month period following the expiration or termination of our engagement with the placement agent.

Lock-up Agreements

We and our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any ordinary shares, ADSs or warrants or any other securities convertible into or exchangeable for ordinary shares except for the ordinary shares offered in this offering without the prior written consent of the representative for a period of                   days after the consummation of this offering.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Determination of offering price

The public offering price per ADS and warrant will be determined between us and the investors, in consultation with the placement agent at the time of pricing based on the trading of our ADSs prior to the offering, among other things, and may be at a discount to the current market price.

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Listing

Our ADSs are listed on Nasdaq under the trading symbol “MDGS.” The warrants are not and will not be listed for trading on any national securities exchange.

Other Relationships

From time to time, the placement agent has provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

The placement agent in this offering served as our exclusive placement agent in a securities offerings we consummated in December 2016, March 2017 and November 2017, pursuant to which it received compensation, including warrants to purchase our ADSs.

Selling Restrictions outside the United States

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the placement agent has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

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Expenses Related to Offering

The following table sets forth the costs and expenses, other than placement agent’s fees, payable by us in connection with the offer and sale of ordinary shares in this offering. All amounts listed below are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Itemized expense	Amount
SEC registration fee		$934
FINRA filing fee
Printing and engraving expenses
Legal fees and expenses
Transfer agent and registrar fees
Accounting fees and expenses
Miscellaneous
Total	$

Legal Matters

The validity of the securities offered hereby and certain matters of Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain matters of United States federal securities law relating to this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP, New York, New York. Certain legal matters of United States federal securities law related to the offering will be passed upon for the placement agent by McDermott, Will & Emery LLP, New York, New York. Certain matters of Israeli law relating to this offering will be passed upon for the placement agent by Barnea & Co., Tel-Aviv, Israel.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2017 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1b to the consolidated financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States

We have irrevocably appointed Medigus USA LLC as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 140 Town & Country Dr., Suite C Danville, CA 94526, USA.

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva Leshem Tal, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

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Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the judgment may no longer be appealed;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

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Where You Can Find Additional Information

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. In addition, the SEC maintains a web site that contains reports and other information regarding issuers that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.

This prospectus is part of the registration statement on Form F-1 filed with the SEC in connection with this offering and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●

the description of our ordinary shares, par value NIS 0.10 per share, and the American Depositary Shares representing the ordinary shares, contained in our Registration Statement on Form 20-F filed with the SEC on May 7, 2015, including any subsequent amendment or any report filed for the purpose of updating such description;

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed on March 22, 2018; and

●	our reports on Form 6-K furnished to the SEC on April 17, 2018 (with respect to the first paragraph of Form 6-K and the first paragraph of exhibit 99.1), May 14, 2018 (with respect to the first paragraph of Form 6-K and the first paragraph of exhibit 99.1), June 4, 2018 (with respect to exhibit 99.1) and June 11, 2018 (with respect to exhibits 99.2 and 99.3).

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at our principal executive offices at Omer Industrial Park No. 7A, P.O. Box 3030, 8496500.

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MEDIGUS LTD.

Up to                   American Depositary Shares Representing Ordinary Shares

Warrants to Purchase up to                   American Depositary Shares

H.C. Wainwright & Co.
PRELIMINARY PROSPECTUS

Part II

Information Not Required in Prospectus

Item 6. Indemnification of Office Holders (including Directors).

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

II-1

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a civil or administrative fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement on Form F-1, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current director and officers exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our directors and officers based on such indemnification agreement is equal to 25% of our shareholders’ equity pursuant to our latest audited or unaudited consolidated financial statements, as applicable, as of the date of the indemnification payment. Such indemnification amounts are in addition to any insurance amounts. Each director or officer who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

II-2

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company during the three years preceding this offering, which were not registered under the Securities Act.

In November 2017, we issued investors warrants to purchase up to a total of 405,000 ADSs representing 20,250,000 ordinary shares at an exercise price of $2.25 per ADS.

In November 2017, we issued H.C. Wainwright & Co. warrants to purchase up to a total of 56,700 ADSs representing 2,835,000 ordinary shares at an exercise price of $2.5 per ADS as part of the consideration for its services as placement agent.

In December 2016, we issued investors warrants to purchase of 39,871 ADSs representing 1,993,550 ordinary shares at an exercise price of $9.00 per ADS.

In December 2016, we issued Rodman & Renshaw a unit of H.C. Wainwright & Co. warrants to purchase up to a total of 3,987 ADSs representing 199,355 ordinary shares at an exercise price of $7.37 per ADS as part of the consideration for its services as placement agent.

In December 2016, we issued Roth Capital Partners and Maxim Group LLC warrants to purchase up to a total of 1,993 ADSs representing 99,675 ordinary shares at an exercise price of $9.00 per ADS as part of a “tail” fee consideration for its services as placement agent.

In September 2016, we issued to Roth Capital Partners and Maxim Group LLC warrants purchase up to 3,955 ADSs representing 197,750 ordinary share at an exercise price of $14.375 per ADS as part of the consideration for its services as placement agent.

In July 2015, pursuant to a public offering under our shelf prospectus in Israel, we raised approximately NIS 26.8 million (gross) (approximately $7 million) through the issuance of a total of 7,052,500 of our ordinary shares at a price of NIS 3.8 per share and warrants exercisable into additional 3,526,250 of our ordinary shares.

The foregoing issuances of warrants to purchase ADSs in 2016 and 2017 were offered pursuant to Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act.

The foregoing issuances in 2015 were all made outside of the United States pursuant to Regulation S or to U.S. entities pursuant to Section 4(a)(2) of the Securities Act.

The foregoing issuances were (i) adjusted retroactively to reflect the change in the ratio of ordinary shares per ADS from five deposited ordinary shares per ADS to 50 deposited ordinary shares per ADS effected on March 15, 2017, and (ii) adjusted retroactively to reflect the 10:1 reverse share split and the change in the ratio of ordinary shares per ADS to five deposited ordinary shares per ADS effected on November 6, 2015.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All Financial Statement Schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant’s consolidated financial statements and related notes thereto.

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Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omer, State of Israel on June 13, 2018.

Medigus Ltd.

By:	/s/ Christopher Rowland
Name:	Christopher Rowland
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher Rowland and Oded Yatzkan, and each of them, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Christopher Rowland	Chief Executive Officer and Director	June 13, 2018
Christopher Rowland

/s/ Oded Yatzkan	Chief Financial Officer	June 13, 2018
Oded Yatzkan

/s/ Doron Birger	Chairman of the Board of Directors	June 13, 2018
Doron Birger

/s/ Eitan Machover	Director	June 13, 2018
Eitan Machover

/s/ Efrat Venkert	Director	June 13, 2018
Efrat Venkert

/s/ Yuval Yanai	Director	June 13, 2018
Yuval Yanai

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Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in on this 13th day of June 2018.

Medigus USA LLC

By:	/s/ Christopher Rowland
Name:	Christopher Rowland
Title:	Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Engagement Letter with H.C. Wainwright & Co.(1)
3.1	Articles of Association of Medigus Ltd., as amended(8)
4.1	Form of Series A Warrant to purchase Ordinary Shares Represented by American Depositary Shares issued in connection with the March 2017 Securities Purchase Agreement(6)
4.2	Form of Placement Agent Warrant to purchase Ordinary Shares Represented by American Depositary Shares issued in connection with the March 2017 Securities Purchase Agreement(6)
4.3	Form of Deposit Agreement between Medigus Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Shares(2)
4.4	Form of Warrant Agreement(1)
5.1	Form of Opinion of Meitar Liquornik Geva Leshem Tal, Israeli counsel to the Registrant, as to the validity of the ordinary shares(1)
5.2	Form of Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP, U.S. counsel to the Registrant, as to the validity of the warrants(1)
10.1	Form of Deposit Agreement between Medigus Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Shares.(2)
10.2	2013 Share Option and Incentive Plan(2)
10.3	Series A Option Plan(2)¥
10.4	Series B Option Plan(2)¥
10.5	Compensation Policy of Medigus Ltd.(3)
10.6	Summary of Lease Agreement between Medigus Ltd. and Tefen Yazamut Ltd. regarding main offices in Omer Industrial Park dated January 6, 2004, as amended.(8) ∞
10.7	Form of Indemnification and Exculpation Undertaking(2)
10.8	Securities Purchase Agreement by and between the Registrant and the purchasers named therein, dated September 8, 2016(4)
10.9	Securities Purchase Agreement by and between the Registrant and the purchasers named therein, dated November 30, 2016.(5)
10.10	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares issued in connection with the November 2016 Securities Purchase Agreements(6)
10.11	Securities Purchase Agreement by and between the Registrant and the purchasers named therein, dated March 24, 2017.(6)
10.12	Securities Purchase Agreement by and between the Registrant and the purchasers in the registered direct offering dated November 24, 2017.(7)
10.13	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares issued in connection with the November 24, 2017, Securities Purchase Agreement.(7)
10.14	Form of Securities Purchase Agreement(1)
21.1	List of Subsidiaries(2)
23.1	Consent of Kesselman and Kesselman, Member Firm of PricewaterhouseCoopers International Limited(9)
23.2	Consent of Meitar Liquornik Geva Leshem Tal, Israeli counsel to the Registrant (included in Exhibit 5.1)(1)
23.3	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP, U.S. counsel to the Registrant (included in Exhibit 5.2)(1)
24.1	Power of Attorney (included in the signature page of the Registration Statement)

(1)	To be filed by amendment.
(2)	Previously filed with the Securities and Exchange Commission on May 7, 2015, as an exhibit to the Registrant’s annual report on Form 20-F (File No 001-37381) and incorporated by reference herein.
(3)	Previously filed with the Securities and Exchange Commission on March 30, 2016, as an exhibit to the Registrant’s annual report on Form 20-F (File No 001-37381) and incorporated by reference herein.
(4)	Previously filed with the Securities and Exchange Commission on September 8, 2016, as exhibit to the Registrant’s report on Form 6-K (File No 001-37381) and incorporated by reference herein.
(5)	Previously filed with the Securities and Exchange Commission on December 1, 2016, as exhibit to the Registrant’s report on Form 6-K (File No 001-37381) and incorporated by reference herein.
(6)	Previously filed with the Securities and Exchange Commission on March 23, 2017, as an exhibit to the Registrant’s registration statement on Form F-1 (File 333-216155) and incorporated by reference herein.
(7)	Previously filed with the Securities and Exchange Commission on November 24, 2017, as an exhibit to the Registrant’s report on Form 6-K (File No 001-37381) and incorporated by reference herein.
(8)	Previously filed with the Securities and Exchange Commission on March 22, 2018, as an exhibit to the Registrant’s annual report on Form 20-F (File No 001-37381) and incorporated by reference herein.
(9)	Filed herewith.
∞	English translation of original Hebrew document.

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